Tel: 604 688 5421 Fax: 604 688 5132 www.bdo.ca	BDO Canada LLP 600 Cathedral Place 925 West Georgia Street Vancouver BC V6C 3L2 Canada

Direct Line: (604) 646-4390
E-mail: jjai@bdo.ca

February 25, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
U.S.A.

Ladies and Gentlemen:

We have read the statements made by Dorato Resources Inc. in its annual report on Form 20-F/A for the fiscal year ended January 31, 2010 in response to Item 16F of Form 20-F/A, and we agree with the statements regarding our Firm therein.

Very truly yours,

Chartered Accountants

JJ/sh

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.